                                               Filed Pursuant To Rule 424(b)(2)
                                               Registration File No.: 333-72861


           Prospectus Supplement to Prospectus dated July 22, 1992.


                                [STANLEY LOGO]




                                  $120,000,000


                               THE STANLEY WORKS

                         5.75% Notes Due March 1, 2004


                               ----------------
     The Stanley Works will pay interest on the Notes on March 1 and September 1 of each year. The first such payment will be made on September 1, 1999. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.


                               ----------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ----------------

                                                               Per Note          Total
                                                             ------------   ---------------
Initial public offering price ............................   99.961%        $119,953,200
Underwriting discount ....................................    0.600%        $    720,000
Proceeds, before expenses, to The Stanley Works ..........   99.361%        $119,233,200

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from March 1, 1999 and must be paid by the purchaser if the Notes are delivered after March 1, 1999.


                               ----------------
     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 1, 1999.





GOLDMAN, SACHS & CO.                                     SALOMON SMITH BARNEY



                               ----------------
                 Prospectus Supplement dated February 24, 1999.

                             ABOUT THIS PROSPECTUS
                                  SUPPLEMENT


       You should read this prospectus supplement along with the prospectus that follows carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the Notes and may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. The information in this prospectus supplement is accurate as of its date and the information in the accompanying prospectus is accurate of its date.


                                  THE COMPANY


       The Company is a worldwide producer of tools and door products for professional, industrial and consumer use. Stanley (Registered Trademark) is a brand recognized around the world for quality and value. The Company believes that it is the largest manufacturer of hand tools in the world, featuring a broader line than any other tool maker. The Company also believes that it is the leader in the manufacture and sale of pneumatic fastening tools and related fasteners to the construction, furniture and pallet industries as well as the leading manufacturer of hand-held hydraulic tools used for heavy construction, railroads, utilities and public works. In its Door business the Company believes that it is a U.S. leader in the manufacture and sale of insulated steel residential entrance doors, builders and architectural hardware products, mirrored closet doors and hardware for sliding, folding and pocket doors and the U.S. leader in the manufacture, sale and installation of power operated sliding doors.


       The Company was founded in 1843 by Frederick T. Stanley and incorporated in 1852. The Company's principal executive offices are located at 1000 Stanley Drive, New Britain, Connecticut 06053, and its telephone number is (860) 225-5111.

                                USE OF PROCEEDS

       The net proceeds to the Company from the issuance and sale of the Notes is expected to be approximately $119.2 million, after deducting the underwriters' discounts and commissions and expenses incurred by the Company in connection with this offering. The Company intends to use these proceeds to repay approximately $119.2 million under the Company's commercial paper program, which provides for up to $400.0 million of borrowings ($298.5 million of which was outstanding as of January 2, 1999), and bears a blended interest rate of 5.2%. The Company used the proceeds from the commercial paper issuances to fund working capital and the purchase of Zag Industries Ltd., an innovator of plastic storage products, in August, 1998.


                             DESCRIPTION OF NOTES

     Information in this section should be read together with the information under the caption "Description of Securities" in the accompanying prospectus. The following description supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the Securities set forth in the accompanying prospectus. Certain terms are defined in the prospectus.


                                    GENERAL

       The Notes will be:

        o  unsecured general obligations of The Stanley Works;

        o  limited to $120 million principal amount; and

        o  issued in book-entry form only.

       The Notes will be issued under an Indenture, dated as of April 1, 1986, between the Company and State Street Bank and Trust Company, as successor trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of June 15, 1992, and will constitute a separate series for purposes of the Indenture.


                             MATURITY AND INTEREST

       The Notes will mature on March 1, 2004, and are not redeemable prior to maturity. The Company will pay interest on the Notes on March 1 and September 1 of each year to holders of record on the preceding February 15 and August 15, respectively. The first interest payment date is September 1, 1999. Interest accrues from March 1, 1999.


                                    RANKING

       Payment of the principal and interest on the Notes will rank equally with all other unsecured and unsubordinated debt of The Stanley Works. As of January 2, 1999, The Stanley Works had $490.6 million of indebtedness that would have ranked equally with the Notes, including $298.5 million of commercial paper, $100 million aggregate principal amount of the Company's
7 3/8% Notes due 2002 issued under the Indenture, $19.6 million of indebtedness under industrial revenue bonds, a $39.6 million guarantee of indebtedness of The Stanley Account Value Plan (an employee benefit plan) and $32.9 million of other indebtedness.

       Since the operations of The Stanley Works are partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, The Stanley Works. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to The Stanley Works by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earning of those subsidiaries, and are subject to various business considerations. Any right of The Stanley Works to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of January 2, 1999, The Stanley Works' subsidiaries had outstanding approximately $76.2 million of indebtedness.

       The Indenture does not limit the amount of Securities that may be issued thereunder and does not limit the amount of additional indebtedness that the Company or any of its subsidiaries may incur.


                                  DEFEASANCE

       The Notes are subject to defeasance under the conditions described in the accompanying prospectus and the Indenture.


                            ADDITIONAL INFORMATION

       See "Description of Securities" in the accompanying prospectus for additional important information about the Notes, including:

        o  information about the Indenture and the Trustee;

        o  a description of certain restrictions on the Company;

        o  a description of the events of default under the Indenture; and

        o  additional terms of the Notes.


                         BOOK ENTRY DELIVERY AND FORM

       Upon issuance, the Notes will be represented by one or more global securities (a "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and be registered in the name of the Depositary or a nominee of the Depositary.

       As long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that Global Security for all purposes under the Indenture, including receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Except under certain limited circumstances described below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant (as defined below), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

       Upon the issuance of a Global Security, the Depositary or its nominee will credit the accounts of persons designated by the Underwriters on its book-entry registration and transfer system with the respective principal amounts of the Notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary or its nominee ("Participants") or persons that may hold interests through Participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, the Depositary's or its nominee's records (with respect to interests of Participants) and on Participant's records (with respect to interests of persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws and their limitations may impair the ability to transfer beneficial interests in a Global Security.

       Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the sole registered owner of the relevant Global Security. None of The Company, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

       The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest, will immediately credit each Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on its records. The Company also expects that payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

       If the Depositary is at any time unwilling or unable to continue as depository with respect to any Global Security and the Company does not appoint a successor depository within 90 days, the Company will issue Notes in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by a Global Security and, in such event, will issue Notes in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of Notes in definitive form represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

       Interest on any Notes issued in definitive form will be payable at the office of the Trustee, which, at the date of this prospectus supplement is State Street Bank and Trust Company, Corporate Trust, Goodwin Square, 225 Asylum Avenue, 23rd floor, Hartford, CT 06103, or at such other place or places as may be designated pursuant to the Indenture, provided that the Company, at its option, may pay interest other than interest due at maturity by check mailed to registered holders. At the maturity of the Notes, the principal thereof, together with accrued interest thereon, will be payable in immediately available funds upon surrender thereof at the office of the Trustee or at such other place or places as may be designated pursuant to the Indenture.

       The Depositary has advised the Company as follows:

       The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

                                 UNDERWRITING

       The Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement and a terms agreement with respect to the Notes.

Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table:


               Underwriters                  Principal Amount of Notes
-----------------------------------------   --------------------------
     Goldman, Sachs & Co. ...............   $ 72,000,000
     Salomon Smith Barney Inc. ..........     48,000,000
                                            ------------
       Total ............................   $120,000,000
                                            ============

                     -----------------------------------

       Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.350% of the principal amount of the Notes. Any such securities dealers may resell any of the Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

       The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

       In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

       The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased the Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

       These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

       The Company estimates that its share of the total expenses of the Offering, excluding underwriting discounts and commissions, will be approximately $67,000.

       The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Each of the underwriters or their affiliates have provided commercial or investment banking services to the Company and may provide these services in the future. They receive customary fees and commissions for these services.


                                 LEGAL MATTERS

       The validity of the Notes offered hereby will be passed upon by Stephen
S. Weddle, Esq., Vice President, Secretary and General Counsel of the Company. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate,

Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has represented, and continues to represent, the Company in connection with certain legal matters.


                                    EXPERTS

       The consolidated financial statements and financial statement schedule of The Stanley Works included or incorporated by reference in The Stanley Works' Annual Report on Form 10-K for the year ended January 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                (This page has been left blank intentionally.)

                                [STANLEY LOGO]




                                 $200,000,000



                               THE STANLEY WORKS

                                DEBT SECURITIES


     The Stanley Works (the "Company") may offer from time to time up to $200,000,000 aggregate principal amount of its debt securities (the "Securities"). As used herein, Securities shall include Securities denominated in U.S. dollars or, at the option of the Company if so specified in the accompanying Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. The Securities will be offered in one or more separate series or issues in amounts, at prices and on terms to be determined at the time of offering. See "Plan of Distribution."


     The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, currency, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, any redemption terms, the initial public offering price and the net proceeds to the Company from the sale of the Securities and other special terms in connection with the offering and sale of the series of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").


     The Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.


     Securities of a series may be issuable in registered form without coupons, including in the form of one or more global securities,
                                 ------------
THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ------------
     The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of the dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution."
                                 ------------
                  The date of this Prospectus is July 22, 1992

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE DESCRIBED IN THE PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THEIR RESPECTIVE DATES OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE RESPECTIVE DATES.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. and at the regional offices of the Commission at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Such reports, proxy statements and other information concerning the Company can also be inspected and acquired at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made for further information.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference and made a part hereof: (1) the Company's Annual Report on Form 10-K for the year ended December 28, 1991; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1992; (3) the Company's Current Report on Form 8-K dated April 10, 1992, as amended; (4) the Company's Current Report on Form 8-K dated April 15, 1992 and (5) the Company's Current Report on Form 8-K dated July 15, 1992.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, Attention:
Secretary; (203) 225-5111.

                                  THE COMPANY

     The Stanley Works, incorporated in Connecticut in 1852, is engaged in the United States and abroad in three industry segments: Tools, Hardware and Specialty Hardware.

     The Tools segment consists of consumer, industrial and engineered tools. Consumer tools includes hand tools such as measuring instruments, planes, hammers, knives, wrenches, sockets, screwdrivers, saws, chisels, boring tools, masonry, tile and drywall tools, paint preparation and paint application tools, catalog sales, drapery hardware and Taylor Rental Corporation, franchisor and operator of the nation's largest system of general rental centers for do-it-yourselfers and commercial customers. Industrial tools includes industrial and mechanics hand tools, including STANLEY-PROTO (Registered Trademark) industrial tools and MAC (Registered Trademark) mechanics tools and high density industrial storage and retrieval systems. Engineered tools includes STANLEY-BOSTITCH (Registered Trademark) fastening tools and fasteners, air tools and hydraulic tools.

     The Hardware segment consists of hardware such as hinges, hasps, brackets, bolts, closet organizer and other shelving, screen and storm door hardware, sliding and folding doors and door hardware.

     The Specialty Hardware segment consists of power-operated doors and gates, home automation products which include U-install (Registered Trademark) garage door openers, electronic controls and other products and residential door systems such as original and replacement garage and entry doors.

     The Company believes it is the largest manufacturer of hand tools in the world and that it offers the broadest line of such products. The Company also believes it is the largest manufacturer of pedestrian power-operated doors in the United States and is a major factor in domestic markets with respect to the manufacture and sale of steel garage doors, radio-controlled garage door operators, gate operators and insulated steel entry doors. Additionally, the Company believes that it is the leading manufacturer of professional and construction air-powered tools and related fasteners and the leading manufacturer in the United States of high-density industrial storage and retrieval systems and of portable and mounted hydraulic tools.

     The Company attributes its competitive strengths to its extensive distribution systems and merchandising service, the breadth of its product lines, its reputation for product quality and its well-known trademarks.

     The Company's principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and its telephone number is (203) 225-5111.


RATIO OF EARNINGS TO FIXED CHARGES




                                                 THREE MONTHS                           FISCAL YEAR
                                                    ENDED        ---------------------------------------------------------
                                                MARCH 28, 1992      1991        1990        1989        1988        1987
                                               ---------------   ---------   ---------   ---------   ---------   ---------
Ratio of earnings to fixed charges .........          3.56           4.16        4.47        5.29        4.47        4.35

     The ratios of earnings to fixed charges are calculated on a total enterprise basis. Earnings represent earnings before income taxes, cumulative adjustment for accounting change and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be interest.


                                USE OF PROCEEDS

     Except as set forth in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including the financing of its operations, the repayment of debt and possible business acquisitions. The Company currently has no specific plan for the use of the net proceeds. Pending such applications, the net proceeds will be invested temporarily in marketable securities consisting of A-1 or P-1 rated commercial paper, AA or AAA rated term obligations of corporations or U.S. government obligations.

                           DESCRIPTION OF SECURITIES

     The Securities are to be issued under an indenture (the "Indenture") between the Company and The Connecticut National Bank as successor to Morgan Guaranty Trust Company of New York (the "Trustee") (the "Indenture"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement. The following description summarizes certain general terms and provisions of the Securities and the Indenture and is subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.


GENERAL

     The Indenture does not limit the amount of Securities which can be issued thereunder and provides that additional Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of the series; (ii) the percentage of principal amount at which the series will be issued; (iii) the date or dates on which the series will mature; (iv) the rate or rates per annum, if any, at which the series will bear interest (or the manner of calculation thereof); (v) the times at which any interest will be payable; (vi) the place or places where the principal and premium, if any, and interest, if any, on the series will be payable; (vii) the currency or currencies (including composite currencies) of payment of principal of and premium if any, and interest thereon if other than U.S. dollars; (viii) the prices, terms and conditions of any optional or mandatory redemption provisions; and (ix) any other special terms (including any additional covenants or modifications or amendments to existing provisions of the Indenture). (Section 301) Pursuant to the Indenture, the Company may amend or modify the provisions of the Indenture described below under "Certain Rights to Require Purchase of Securities by the Company Upon Change of Control" with respect to a particular series of Securities prior to the issuance thereof. Any such amendment or modification will be described in the Prospectus Supplement or an amended Prospectus relating to that particular series. The Securities may be presented for transfer or exchange to the corporate trust office of the Trustee in The City of New York or at any other office or agency maintained by the Company for such purposes. (Sections 305 and 1002). The Securities will be interchangeable without service charge, but the Company may require payment to cover taxes or other governmental charges. (Section 305).

     The Securities will rank on a parity with the Company's other unsecured and unsubordinated indebtedness, including any indebtedness that is outstanding under the Credit Agreements (as hereafter defined) and $141.1 million aggregate principal amount of the three series of debt securities currently outstanding under the Indenture at March 28, 1992. In addition, at March 28, 1992, the Company had $256.7 million outstanding principal amount of additional indebtedness that also constitutes senior indebtedness of the Company and, therefore, is pari passu with the Securities. Of this amount, approximately $31 million (representing indebtedness under industrial revenue bonds) is secured by various assets of the Company and is, therefore, effectively senior in right of payment to the Securities, which are unsecured.

     The Securities will be issued in registered form without coupons, including in the form of one or more global securities ("Global Securities"). Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Securities, Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof.

     Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company's Paying Agent for payments with respect to the Securities. Any other Paying Agents in the United States initially designated by the Company for the Securities will be named in the related Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. All monies paid by the Company to a Paying Agent for the payment of principal of and premium, if any, and interest, if any, on any Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Security will thereafter look only to the Company for payment thereof. (Section 1003). Interest on the Securities that is punctually paid is payable to the persons in whose names the Securities are registered at the close of business on the regular record date for such interest. Interest on the Securities that is not punctually paid ("Defaulted Interest") shall cease to be payable to the registered holder thereof on the regular record date and may be paid by the Company either (i) to the persons in whose names the Securities are registered at the close of business on the special record date for the payment of the Defaulted Interest or (ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of any series may be listed and upon notice to such exchange and the Trustee, if after the giving of such notice to the Trustee, the Trustee for the Securities of such series deems such payment to be practicable. Pursuant to the Indenture, interest is punctually paid if paid on the date specified for a particular series of Securities to be the fixed date on which an instalment of interest is due and payable. Interest paid after the date on which an instalment of interest is due and payable but prior to the expiration of the 30 day grace period for defaults with respect to the payment of any instalment of interest or interest that has been paid by the Company in connection with the rescission of the declaration of acceleration of the maturity of a series of Securities will be payable in accordance with the Defaulted Interest payment provisions described above.

     Some of the Securities may be issued as Discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Securities will be described in the Prospectus Supplement relating thereto.

     The Indenture provides the Company with the ability, in addition to the ability to issue Securities with terms different than those of Securities previously issued, to "reopen" a previous issue of a series of Securities and issue additional Securities of such series.

GLOBAL SECURITIES

     Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for Securities in definitive form, a temporary Global Security may not be transferred except as a whole by the depository for such Global Security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any such nominee to a successor of such depository or a nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to any depository arrangements.

     Upon the issuance of a Global Security, the depository for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Securities or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the depository for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to participants' interests) for such Global Security or by participants or persons that hold through participants (with respect to beneficial owners' interests).

CERTAIN COVENANTS OF THE COMPANY

 Limitations on Liens

     The Indenture provides that if the Company or any Restricted Subsidiary shall issue, assume or guarantee any evidence of indebtedness for money borrowed ("Indebtedness") secured by a mortgage, security interest, pledge or lien ("Mortgage") on any Principal Property, or shares of stock or Indebtedness of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure the Securities equally and ratably with such secured Indebtedness, unless the aggregate amount of all such secured Indebtedness would not exceed 10% of Consolidated Net Tangible Assets. (Section 1008).

     Such limitation will not apply to Indebtedness secured by (a) Mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any property existing at the date of the Indenture or at the time of acquisition by the Company or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) Mortgages securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (d) purchase money and construction Mortgages entered into within specified time limits, (e) mechanics liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from any governmental body pursuant to contract or provision of statute, any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of the Company or any Restricted Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits or the acquisition of property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned Mortgages not in excess of the principal amount of such Indebtedness plus the fee incurred in connection with such transaction. (Section 1008).


 Limitations on Sale and Leaseback Transactions

     The Indenture provides that neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions would not exceed 10% of Consolidated Net Tangible Assets.

     Such limitation will not apply to any sale and leaseback transaction if
(a) the lease is for a period of not more than three years, (b) the purchaser's commitment is obtained within a specified period after the acquisition, construction or placing in service of the Principal Property, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or any instrumentality or agency thereof, (d) the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (e) the Company or such Restricted Subsidiary would be entitled as described in "Limitations on Liens," above, to mortgage such Principal Property without equally and ratably securing the Securities, or (f) the Company or such Restricted Subsidiary, within 180 days after the effective date of the transaction, applies to the retirement of Securities or other Indebtedness of the Company or a Restricted Subsidiary an amount equal to (A) either (i) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash, or (ii) the fair market value of the Principal Property leased, if the transaction is for other than cash, minus (B) the amount equal to the principal amount of Securities delivered to the Trustee within such 180 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 180 days. (Section 1009).


 Certain Definitions

     "Restricted Subsidiary" means a Subsidiary (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by the Company or any Subsidiary or which is primarily engaged in the business of a finance company either on a secured or an unsecured basis.

     "Principal Property" means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by the Company or a Restricted Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103 (a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations,
(iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Tangible Assets or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.


     "Consolidated Net Tangible Assets" means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries after deducting goodwill, trademarks, patents, other like intangibles, and the minority interests of others in Subsidiaries. A Subsidiary is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries. (Section 101).

     "Attributable Debt" in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and
(ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of lease included in such transaction. (Section 1009).


MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may consolidate or merge with or into any other corporation, and the Company may sell or transfer all or substantially all of its assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance and observance of the Indenture and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture. (Section 801).


CERTAIN RIGHTS TO REQUIRE PURCHASE OF SECURITIES BY THE COMPANY UPON CHANGE IN CONTROL

     In the event of any Change in Control (as hereinafter defined) of the Company, each holder of Securities of any series shall have the right, at the holder's option, to require the Company unconditionally to buy all or any part of the holder's Securities on the date (the "Repurchase Date") that is 100 days after the date of such Change in Control at 100% of the principal amount thereof on the Repurchase Date (plus accrued and unpaid interest to the Repurchase Date) (the "Redemption Price"); provided, however, that such right shall not be applicable in the case of any Change in Control of the Company which shall have been duly approved by a majority of the Continuing Directors (as hereinafter defined) during the period prior to or within 21 days after the date on which such Change in Control shall have occurred (the "Approval Period"). A director shall be deemed to be a "Continuing Director" if (i) (a) such director is not affiliated with the Acquiring Person (as hereinafter defined) and (b) such director was a member of the Board of Directors immediately prior to the time that the Acquiring Person became an

Acquiring Person or (ii) such director (a) is the successor to a Continuing Director who is not affiliated with the Acquiring Person and (b) is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors. The Redemption Price on any Repurchase Date may be lower than the market price of the Securities on the date of a Change of Control. As used herein, (i) "Acquiring Person" means any person who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the outstanding Common Stock of the Company; and (ii) a "Change in Control" of the Company shall be deemed to have occurred at such time as (a) any person is or becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding Common Stock or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board of Directors. (Sections 1301 and 1303).

     On or before the seventh day after the termination of the Approval Period (which date may be 28 days after a Change in Control), the Company is obligated to mail to all holders of record of the Securities of any series a notice regarding the Change in Control and, if it was unapproved, the date before which the repurchase right must be exercised, the applicable price for Securities of any series and the procedure which the holder must follow to exercise this right. The Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, New York. To exercise this right, the holder of a Security must deliver on or before the date that is 90 days after the Change in Control written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of such right, together with the certificates evidencing the Security with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable. (Section 1302). The Company will comply with the requirements of Section 14(e) of the Act and Rule 14e-1 promulgated thereunder and any other applicable securities laws or regulations in connection with the above-described repurchase right becoming exercisable and any exercise thereof.

     Certain of the Company's other indebtedness contains similar provisions regarding a change in control. The three series of debt securities in the aggregate principal amount of $141.1 million currently outstanding under the Indenture are subject to the same Change in Control provisions as the Securities. The instrument governing approximately $66.4 million of the Company's other indebtedness contains provisions substantially similar to those contained in the Indenture obligating the Company to repurchase the indebtedness outstanding thereunder upon the occurrence of events that constitute a Change in Control as defined in the Indenture. It is a default under the instruments governing approximately $90.7 million of the Company's other indebtedness if any person acquires beneficial ownership of 25% or more of the outstanding Common Stock. As described below under "Description of Credit Agreements," the Credit Agreement also contains provisions allowing the lenders thereunder to require the Company to prepay all amounts outstanding thereunder upon the occurrence of the events that constitute a Change in Control as defined in the Indenture. The Company currently has no borrowings outstanding under the Credit Agreement. The foregoing provisions may affect the Company's ability to repurchase the Securities upon a Change in Control, which will depend upon the Company's having sufficient cash available to satisfy such other obligations and the Company's obligations under the Securities.

     Pursuant to the Indenture, the Company may amend or modify the provisions of the Indenture relating to a Change of Control with respect to a particular series of Securities prior to the issuance thereof. Any such amendment or modification will be described in the Prospectus Supplement or an amended Prospectus relating to that particular series. The Company's ability to amend or modify the provisions of the Indenture relating to a Change of Control with respect to any outstanding series of Securities is limited by the general provisions of the Indenture governing modification and amendment thereof. See "-- Modification and Waiver of the Indenture" below.


EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of any instalment of interest on any Securities in such series for 30 days after becoming due; (ii) default in the payment of principal or premium, if any, of any Securities in such series when due; (iii) default in the performance of any other covenant for 90 days after notice; (iv) involuntary acceleration of the maturity of other indebtedness of the Company in excess of $5 million for money borrowed which acceleration shall not be rescinded or annulled, or which indebtedness shall not be discharged, within 10 days after notice; (v) entry of certain court orders which would require the Company to make payments exceeding $5 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default that may be set forth in the Prospectus Supplement with respect to a particular series of Securities. (Section 501). If an Event of Default shall occur and be continuing with respect to a series of Securities, either the Trustee or the holders of at least 25% in principal amount of the outstanding Securities of such series may declare the entire principal amount, or, in the case of the Discounted Securities, such lesser amount as may be provided for in such Securities, of all the Securities of such series to be due and payable. (Section 502).

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of default with respect to a particular series of Securities, give the holders of the Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or premium, if any, or interest, if any, on any of the Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Securities of such series. (Section 602).

     The Company is required to furnish the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section
1006).

     No holder of any Security of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:
(i) an Event of Default shall have occurred or be continuing and such holder shall have given the Trustee prior written notice of such default, (ii) the holders of not less than 25% of the outstanding principal amount of Securities of a particular series shall have requested the Trustee for such series to institute proceedings in respect of such Event of Default, (iii) the Trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request; (iv) the Trustee shall have failed to institute proceedings for 60 days after the receipt of such notice, request and offer of indemnity; and (v) no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding Securities of such series. (Section 507).

     The holders of a majority in principal amount of a particular series of Securities outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. (Sections 512 and 513). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603).


DEFEASANCE OF CERTAIN OBLIGATIONS

     The Indenture provides that, if the terms of any series of Securities so provide, the Company may omit to comply with the restrictive covenants in Sections 1008 (Limitations on Liens) and 1009 (Limitations on Sale and Leaseback Transactions), and any such omission shall not be an Event of Default with respect to the Securities of such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each instalment of interest on, and any sinking fund payments on the Securities of such series on the Stated Maturity (as defined) of such payments in accordance with the terms of the Indenture and the Securities of such series. The obligations of the Company under the Indenture and the Securities of such series other than with respect to the covenants referred to above and the Events of Default other than those described in clauses (iii) (with respect to Sections 1008 and 1009), (iv) and
(v) under "Events of Default" shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 1011).

     In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to the Securities of any series as described above and the Securities of such series are declared due and payable because of the occurrence of any remaining Event of Default, the amount of money and U.S. Government Obligations (as defined) on deposit with the Trustee will be sufficient to pay amounts due on the Securities of such series at the time of their Stated Maturity (as defined) but may not be sufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.


MODIFICATION AND WAIVER OF THE INDENTURE

     The Indenture may be modified or amended without the consent of any holders to, among other things: (i) add any additional covenants of the Company for the benefit of the holders, (ii) add additional Events of Default and (iii) add to the conditions, limitations and restrictions on the authorized amount, terms or purpose of issue, authentication and delivery as therein set forth, other conditions, limitations and restrictions thereafter to be observed. Any such amendments or modifications may be made to the Change in Control provisions or to the other provisions.

     With certain exceptions, the Indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding Securities of each series affected by such modification or amendment; provided that no such modification or amendment may be made, without the consent of the holder of each of the Securities affected, which would (a) reduce the principal amount of, or the premium or the interest on, any of the Securities, reduce the principal of a Discounted Security payable upon the acceleration thereof, change the Stated Maturity of the principal of, or any instalment of interest on, any of the Securities, modify the other terms of payment thereof, or impair the right to institute suit for the enforcement of any such payments, or (b) reduce the above-stated percentage of Securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of Securities, the consent of the holders of which is required to waive certain past defaults. (Section 902).

     The Indenture provides that the Company may in a particular instance omit to comply with certain covenants if before or after the time for such compliance, the Holders of more than 50% in principal amount of the outstanding Securities of each series affected thereby waive such compliance. The following covenants may be waived pursuant to this provision: (a) the covenant to pay taxes, assessments, government charges and all lawful claims for labor, material or supplies, which if unpaid would result in a lien on property; (b) the covenant to maintain the Company's properties used or useful in the conduct of its business; (c) the covenant to deliver statements on a yearly basis regarding compliance with the Indenture; (d) the covenant to preserve and keep in full force and effect the corporate existence; (e) the covenant not to incur certain liens on certain of the Company's property; and (f) the covenant not to engage in certain sale and lease-back transactions. (Section 1010).


CONCERNING THE TRUSTEE

     The Company and its subsidiaries have customary banking relationships with The Connecticut National Bank, the Trustee under the Indenture.

                       DESCRIPTION OF CREDIT AGREEMENTS

     The Company entered into credit agreements each dated as of April 1, 1992 with seven lenders providing for borrowings of $175 million in the aggregate (collectively, the "Credit Agreements"). The Credit Agreements are identical except with respect to the identity, description and amount of the commitment of each lender thereunder. Under the Credit Agreements, the lenders are committed to lend funds at a rate of interest determined by reference to either
(x) the base rate, which is the highest of (a) the rate announced by Citibank, N.A. to be its base rate, (b) one-half of one percent per annum above the secondary market morning offering rate in the United States for three-month certificates of deposit of major United States money market banks or (c) one-half of one percent above the federal funds rate or (y) the eurodollar rate. In addition, the Company may request the lenders to lend funds on a fixed rate or floating rate basis. In the event that the Company makes such a request, the lenders may but are not required to submit quotes to the Company for the amount, interest rate or interest margin and term of the requested loan. The Company is then free to accept or not to accept any offer made by any lender.

     The Credit Agreements have a three-year term. In the event of a change in control (defined as the occurrence of any event, act or condition that results in either (x) any person (other than the employee stock ownership plans) becoming the beneficial owner, directly or indirectly of more than 30% of the outstanding common stock of the Company or (y) individuals who constitute continuing directors ceasing to constitute at least a majority of the Board of Directors), the lenders have the right to terminate their respective commitments and require the Company to prepay all amounts then outstanding under the Credit Agreements. Under the Credit Agreements, an individual will be deemed to be a continuing director if (a) such person is not affiliated with the acquiring person and such person was a member of the Board of Directors immediately prior to the time that the acquiring person became an acquiring person or (b) such person is the successor to a continuing director who is not affiliated with the acquiring person and is recommended to succeed a continuing director by a majority of continuing directors who are then members of the Board of Directors.

     The Credit Agreements contain a number of covenants. These include covenants with respect to the provision of financial information, compliance with laws, payment of taxes, preservation of corporate existence and maintenance of books and records. In addition, the Company is required to maintain a Consolidated Cash Flow that equals or exceeds 125% of Consolidated Cash Expenditures. "Consolidated Cash Flow" is defined for any fiscal period as the sum of (a) consolidated earnings before income taxes of the Company and its consolidated subsidiaries for such fiscal period (including any earnings representing net gain on disposition of assets) before extraordinary items and their tax effects and before income from discontinued operations; (b) to the extent the amount is greater than zero, (i) the consolidated interest expense for the Company and its consolidated subsidiaries for such fiscal period, minus
(ii) consolidated interest earnings for the Company and its consolidated subsidiaries for such fiscal period; and (c) consolidated depreciation and amortization for the Company and its consolidated subsidiaries for such fiscal period. "Consolidated Cash Expenditures" is defined for any fiscal period as the sum of (a) consolidated interest expense of the Company and its consolidated subsidiaries, (b) consolidated capital expenditures of the Company and its consolidated subsidiaries and (c) the aggregate amount of all dividends paid or declared during such fiscal period.

     The Credit Agreements also contain certain negative covenants that restrict the Company's ability to incur liens, engage in sale and lease-back transactions, merge and modify or amend any individual Credit Agreement.

     The Credit Agreements enumerate certain events of default, which include:
(a) the failure of the Company to make payments when due, (b) the breach of any representation or warranty, (c) the failure by the Company to (i) provide the lenders with notice regarding a default or the commencement of litigation that could have a material adverse effect on the Company, (ii) maintain a Consolidated Cash Flow equal to or greater than 125% of Consolidated Cash Expenditures, (iii) comply with the negative covenants or (iv) comply with any other covenant contained in the Credit Agreements and in the case of clause
(iv) only, such failure continues for a period of thirty days, (d) certain events of bankruptcy or insolvency, (e) (i) the failure by the Company to make any payment due in respect of any other indebtedness of the Company if the aggregate amount of the payment is $5 million or more, (ii) a non-payment default with respect to any other outstanding indebtedness in the aggregate amount of $5 million or more or (iii) an "Event of Default" shall have occurred with respect to any other Credit Agreement, (f) the occurrence of certain events with respect to any of the Company's employee benefit plans and (g) the rendering of any final judgment against the Company or any of its principal subsidiaries that when added to any other outstanding final judgments which remain unstayed, undischarged or unsatisfied for more than 30 days exceeds $5 million.


                             PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters or dealers,
(ii) directly to one or more institutional purchasers, or (iii) through agents including on a continuous basis. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement relating to such series if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities of the series in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in such Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities

Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.


                            VALIDITY OF SECURITIES


     The validity of the Securities will be passed upon for the Company by Stephen S. Weddle, Esq., Vice President and General Counsel of the Company.


                                    EXPERTS


     The consolidated financial statements of The Stanley Works and subsidiaries for the year ended December 28, 1991, incorporated by reference in The Stanley Works' Annual Report on Form 10-K for the year ended December 28, 1991 (the "Financial Statements"), have been audited by Ernst & Young, independent auditors, as set forth in their report on the consolidated financial statements at December 28, 1991 and December 29, 1990 and for each of the three fiscal years in the period ended December 28, 1991 included therein and incorporated herein by reference. The Financial Statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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

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       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.








                       ---------------------------------
                               TABLE OF CONTENTS
                             Prospectus Supplement





                                               Page
                                              -----
About this Prospectus .....................    S-2
The Company ...............................    S-2
Use of Proceeds ...........................    S-2
Description of Notes ......................    S-2
Underwriting ..............................    S-6
Legal Matters .............................    S-6
Experts ...................................    S-7
                         Prospectus
Available Information .....................      2
Incorporation of Certain Documents By
   Reference ..............................      2
The Company ...............................      3
Use of Proceeds ...........................      3
Description of Securities .................      4
Description of Credit Agreements ..........     11
Plan of Distribution ......................     12
Validity of Securities ....................     13
Experts ...................................     13

                                 $120,000,000




                               THE STANLEY WORKS




                         5.75% Notes due March 1, 2004






                      ----------------------------------

                                [STANLEY LOGO]

                      ----------------------------------



                             GOLDMAN, SACHS & CO.


                              SALOMON SMITH BARNEY

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